Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to the Annual Report. To the extent the information in this section differs from the information contained in the Annual Report, you should rely on the information in this section. Capitalized terms used but not defined in this section have the meanings ascribed to them in the Annual Report.

REPUBLIC OF CHILE

Recent Developments

The Chilean Government

On May 24, 2024, Law No. 21,674 was published in the Official Gazette, amending Decree with Force of Law (Decreto con Fuerza de Ley) No. 1 of 2005 of the Ministry of Health, to implement a Supreme Court’s decision to ensure that health insurance members are reimbursed of certain charges made by private health insurers (instituciones de salud previsional or Isapres), grant new powers to the Superintendency of Health (Superintendencia de Salud) and strengthen the National Health Fund (Fondo Nacional de Salud) through a new complementary coverage that is expected to benefit people who want to access health care in the private providers’ network.

On June 27, 2024, the President of the Republic announced the anticipated expansion of the Presidente Ibáñez Airport in Punta Arenas, in the Magallanes and Chilean Antarctic Region. Works are expected to last five years and to cost approximately US$150 million.

Financial Sector

On May 30, 2024, Law No. 21,673 was published in the Official Gazette, setting forth measures to prevent over-indebtedness. Among the main measures adopted by the law, the assets of the Special Guarantee Fund were increased from US$50 million to US$208 million. Additionally, the law extended the duration of the Special Guarantee Fund until December 2024. The law also created the Guarantees Program to Support Indebtedness, providing that individuals who meet certain eligibility criteria can benefit from the fund’s guarantee, called “Refinancing Guarantees”. Furthermore, it amended Law No. 18,010, on credit transactions, by providing that the Financial Market Commission may determine the formula for the calculation of the minimum amount, or the variables to be considered for its determination, to be paid periodically by the debtors of money credit transactions originating in the use of credit cards through a revolving or recast credit line.

Additionally, Law No. 21,673 amended Law No. 20,009, which establishes a liability limitation regime for holders or users of payment cards and electronic transactions in case of loss, theft, robbery or fraud and contemplates measures to avoid the so-called bank “auto frauds”, requiring banking entities to reimburse the unrecognized amounts up to 35 Unidades de Fomento (approximately Ps.1,312,500), based on a sworn statement of the user and a complaint before a criminal authority.

Mining and Natural Resources

On May 30, 2024, Law No. 21,671 was published in the Official Gazette, amending the Chilean Water Code to expedite the enforcement of decrees relating to water scarcity zones.

On June 17, 2024, a request for information for projects was completed under the framework of the national lithium strategy. In total, more than 80 expressions of interest were received by the Ministry of Mining, from more than 50 companies and consortiums from 10 countries. The next phase within this process, after carrying out a consultation to determine any potential impact on indigenous peoples, consists of the evaluation of background information to determine the areas that will be prioritized for the execution of projects and which mechanisms will be put in place for the assignment of special lithium operating contracts.

THE ECONOMY

Economic Performance Indicators

The following table sets forth changes in the monthly economic activity index (“Imacec”), Mining Imacec and Non-mining Imacec for the periods indicated:

Imacec, Mining Imacec and Non-mining Imacec
(% change from same period in previous year)

	Imacec	Mining Imacec	Non-mining Imacec
2024
January	2.4	1.7	2.6
February	4.1	11.5	3.0
March	0.5	8.3	(0.7)
April	3.5	2.2	3.5
May	1.1	7.6	0.2

Source: Chilean Central Bank.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s balance of payment recorded a deficit of US$646 million for the three-month period ended March 31, 2024, compared to a deficit of US$331 million for the same period in 2023.

Current Account

Chile’s current account recorded a deficit of US$104 million for the three-month period ended March 31, 2024, compared to a surplus of US$513 million for the same period in 2023.

The merchandise trade surplus increased to US$6.5 billion for the three-month period ended March 31, 2024, compared to US$6.4 billion for the same period in 2023, driven by a decrease in merchandise imports, which accounted for US$18.7 billion for the three-month period ended March 31, 2024, compared to US$19.5 billion for the same period in 2023. The increase in the merchandise trade surplus was partially offset by a decrease in merchandise exports, which accounted for US$25.2 billion for the three-month period ended March 31, 2024, compared to US$25.9 billion for the same period in 2023.

Capital Account and Financial Account

Chile’s capital account recorded a deficit of US$655 million for the three-month period ended March 31, 2024, compared to a surplus of US$2.9 billion for the same period in 2023.

The financial account registered a deficit of US$683 million for three-month period ended March 31, 2024, compared to a surplus of US$2.8 billion for the same period in 2023. This decrease in the deficit was mainly due to an increase in net portfolio investment and other investment.

The following table sets forth Chile’s balance of payments for the periods indicated:

Balance of Payment
(in millions of US$)

	Three-month period ended March 31,
	2023	2024
Current account
Current account, net	513	(104)
Goods and Services, net	3,828	4,127
Merchandise Trade Balance	6,379	6,533
Exports	25,884	25,237
Imports	19,505	18,704
Services	(2,552)	(2,406)
Credits	2,705	2,671
Debits	5,257	5,076
Income, net	(3,292)	(4,393)
Income from investment	(3,139)	(4,238)
Income from direct investment(1)	(2,513)	(3,621)
Abroad	2,069	1,941
From abroad	4,582	5,561
Income from portfolio investment	(418)	(484)
Dividends	424	404
Interest	(842)	(887)
Income from other investment	(208)	(133)
Credits	323	544
Debits	531	677
Current transfers, net	(23)	162
Credits	637	640
Debits	(660)	(478)
Capital and financial accounts
Capital and financial accounts, net	2,871	(655)
Capital account, net	56	28
Financial account, net	2,815	(683)
Direct investment, net	(1,215)	(2,595)
Direct investment abroad	3,253	1,607
Shares and other capital	1,698	734
Earnings reinvested	1,337	523
Debt instruments(2)	218	350
Direct investment to Chile	4,468	4,202
Shares and other capital	5,584	431
Earnings reinvested	2,736	3,040
Debt instruments(2)	(3,852)	731
Portfolio investment, net	3,351	(984)
Assets	2,960	2,052
Liabilities	(392)	3,036
Financial Derivatives, net	3,351	(984)
Other Investment, net(3)	(821)	(103)
Assets	3,836	2,805
Commercial credits	385	730
Loans	19	176
Currency and deposits	3,406	1,892
Other assets	25	8
Liabilities	2,005	(839)
Commercial credits	(566)	(223)
Loans(3)	2,768	(467)
Currency and deposits	(200)	(148)
Other liabilities	(0)	(0)
Assets in reserve, net	(331)	(646)
Errors and omissions, net	(331)	(607)
Financial account (excluding change in reserves)	(27,932)	(10,345)
Total balance of payments	(331)	(646)

Notes:

(1)	Includes interest.

(2)	Includes trade credits, loans, currency and deposits.

(3)	Short term net flows.

Source: Chilean Central Bank.

Merchandise Trade

The primary countries of origin of Chile’s imports for the three-month period ended March 31, 2024, were China (which accounted for 23.9% of total imports), the United States (19.6%), Brazil (8.8%), Argentina (7.9%), Germany (3.4%) and Japan (2.9%). The primary destinations of Chile’s exports for the three-month period ended March 31, 2024, were China (which received 42.2% of Chile’s total exports), the United States (12.7%), Japan (8.9%), South Korea (5.2%) and Brazil (4.4%). For the three-month period ended March 31, 2024, Chile’s exports to Asia, as a percentage of total exports, increased to 62.2% from 58.6% in 2023, while the proportion of Chile’s exports to the United States decreased to 12.7% from 17.3% for the same period in 2023.

For the three-month period ended March 31, 2024, merchandise exports totaled US$25.2 billion and merchandise imports totaled US$18.7 billion. Intermediate goods, such as oil and other fossil fuels, accounted for 55% of total imports for the three-month period ended March 31, 2024 compared to 56% for the same period in 2023. Imports of consumer goods amounted to 27% of total imports for the three-month period ended March 31, 2024, which were higher compared to the same period in 2023. Imports of capital goods accounted for 18% of total imports for that period compared to 20% for the same period in 2023.

The following tables set forth information regarding exports and imports for the periods indicated:

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	Three-month period ended March 31,
	2023	2024
Exports (FOB)
Americas:
Argentina	0.9	0.6
Brazil	3.9	4.4
Mexico	1.9	1.6
United States	17.3	12.7
Other	7.1	6.7
Total Americas:	31.2	26.2
Europe:
France	1.0	0.9
Germany	0.9	1.2
Netherlands	2.0	2.0
Spain	1.0	1.5
United Kingdom	0.5	0.6
Other	3.5	4.2
Total Europe:	8.8	10.4
Asia:
Japan	6.9	8.9
South Korea	6.8	5.2
Taiwan	1.3	1.0
China	39.6	42.2
Other	4.0	4.9
Total Asia:	58.6	62.2
Other:(1)	1.4	1.2
Total exports:	100	100
Imports (CIF)
Americas:
Argentina	6.0	7.9
Brazil	11.5	8.8
Mexico	2.0	1.9
United States	19.6	19.6
Other	9.6	8.8
Total Americas:	48.7	47.0
Europe:
France	1.4	1.5
Germany	3.5	3.4
Netherlands	0.7	0.7
Spain	2.2	2.0
United Kingdom	0.5	0.6
Other	6.6	6.4
Total Europe: :	14.9	14.7
Asia:
Japan
South Korea	2.2	2.3
Taiwan	0.3	0.3
China	20.7	23.9
Other	5.5	5.5
Total Asia:	32.0	34.9
Other:(1)	4.4	3.4
Total imports:	100%	100%

Notes:

(1)	Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

Services Trade

In 2023, exported services increased 4% and imported services decreased 23%, compared to 2022.

MONETARY AND FINANCIAL SYSTEM

Monetary and Exchange Rate Policy

Monetary Policy and Interest Rate Evolution

On June 18, 2024, the Chilean Central Bank lowered the Tasa de Política Monetaria (“TPM”) to 5.75%, mainly to follow the decreasing trend in inflation, which was still above the 3.0% (+/-1.0%) target band.

Inflation

The following table shows changes in the Consumer Price Index (“CPI”) and the Producer Price Index (“PPI”) for the periods indicated:

Inflation
(% change from the previous 12-month period)

	CPI	PPI(1)
Year ended December 31, 2023	3.4	(0.7)
Five-month period ended May 31, 2024	3.4	18.1

(1)	Manufacturing, mining and electricity, water and gas distribution industries.

Source: CPI Report, National Institute of Statistics.

Exchange Rates

Chilean Peso

The Chilean peso traded at Ps. 951.02/US$1.00 on June 28, 2024.

The following table shows the high, low, average and period-end observed Chilean peso/U.S. dollar exchange rate for the periods indicated:

Observed Exchange Rates
(Chilean pesos per US$)

	High	Low	Average(1)	Period-End
Year ended December 31, 2023	945.601	781.49	839.07	884.59
Six-month period ended June 30, 2024	986.851	877.12	940.49	951.02

Notes:

(1)	Represents the average daily rates for the period indicated.

Source: Chilean Central Bank.

Unidades de Fomento

On July 1, 2024, one Unidad de Fomento was equal to Ps. 37,575.61.

The following table shows the high, low, average and period-end Unidades de Fomento expressed in Chilean Peso for the periods indicated:

UF Values expressed in Chilean Peso

	High	Low	Average(1)	Period-End
Year ended December 31, 2018	27,565.79	26,799.01	27,165.75	27,565.79
Year ended December 31, 2019	28,309.94	27,538.22	27,854.39	28,309.94
Year ended December 31, 2020	29,090.98	28,310.86	28,678.81	29,070.33
Year ended December 31, 2021	30,991.74	29,061.89	29,802.93	30,991.74
Year ended December 31, 2022	35,110.98	30,996.73	33,047.14	35,110.98
Year ended December 31, 2023	36,789.36	35,122.26	35,974.37	36,789.36
Six-month period ended June 30, 2024	37,571.86	36,679.62	37,099.92	37,571.86

Notes:

(1)	Represents the average daily rates.

International Reserves

Net international reserves of the Chilean Central Bank totaled approximately US$40.5 billion as of April 30, 2024, compared to US$35.7 billion as of April 30, 2023.

The following table shows the composition of net international reserves of the Chilean Central Bank as of the dates indicated:

Net International Reserves of the Chilean Central Bank
(in millions of US$)

	As of April 30,
	2023	2024
Chilean Central Bank:
Assets:
Gold	16	19
Special Drawing Rights (SDRs)	3,289	3,417
Reserve position in the IMF	692	639
Foreign exchange and bank deposits	1,652	3,534
Securities	34,171	36,300
Other assets(1)	—	—
Total	39,820	43,908
Liabilities
Reciprocal Credit Agreements	—	—
Bonds and promissory notes	—	—
Accounts with international organizations	86	85
SDR allocations	3,381	3,313
Short Term Liabilities	669	—
Total	4,137	3,398
Total international reserves, net	35,684	40,510

Notes:

(1)	Includes reciprocal credit agreements with central banks members of the Latin American Integration Association (ALADI)’s Agreement of Reciprocal Payments and Credits.

Source: Chilean Central Bank.

Money Supply

The following table sets forth the monetary aggregates as of the dates indicated:

Monetary Aggregates
(in billions of Chilean pesos)

	As of April 30,
	2023	2024
Currency in circulation	10,860.8	10,397.2
Demand deposits at commercial banks	7,555.9	8,558.4
Monetary Base	18,416.7	18,955.6
Currency in circulation	10,860.8	10,397.2
Demand deposits at commercial banks	44,827.6	46,292.5
M1(1)	55,688.4	56,689.7
Total time and savings deposits at banks	120,814.1	126,325.5
Others	13,250.8	18,379.1
M2(2)	189,753.3	201,394.4
Foreign currency deposits at Chilean Central Bank	31,217.1	34,192.4
Documents of Chilean Central Bank	15,468.3	20,291.5
Letters of Credit	92.4	77.5
Private Bonds	36,653.1	38,613.3
Others	45,547.9	51,232.2
M3(3)	318,732.0	345,801.3

Notes:

(1)	M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.

(2)	M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).

(3)	M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source: Chilean Central Bank.

The following tables show changes in selected monetary indicators for the period indicated:

Selected Monetary Indicators
(in % change from April 30, 2023)

As of April 30, 2024
M1 (% change)	1.8
M2 (% change)	6.1
Credit from the financial system (% change)	2.5
Average annual Chilean peso deposit rate (%)(1)	2.3

Notes:

(1)	Represents real interest rates for a period of 90 to 365 days.

Source: Chilean Central Bank.

The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates
(in billions of Chilean pesos)

	As of April 30,
	2023	2024
Liquidity aggregates (at period end)	16,408	16,551
Monetary base:
Currency, excluding cash in vaults at banks	10,861	10,397
M1(1)	55,688	56,690
M2(2)	189,753	201,394
M3(3)	318,732	345,801
Credit aggregates (at period end):
Private sector credit	221,007	228,016
Public sector credit	17,005	20,482
Total domestic credit(4)	199,962	202,397
Deposits:(4)
Chilean peso deposits	185,800	190,238
Foreign-currency deposits	36,620	40,928
Total deposits	222,420	231,166

Notes:

(1)	Currency in circulation plus Chilean peso-denominated demand deposits.

(2)	M1 plus Chilean peso-denominated savings deposits.

(3)	M2 plus deposits in foreign currency, principally U.S. dollars. Does not include government time deposits at the Chilean Central Bank.

(4)	Includes capital reserves and other net assets and liabilities.

Source: Chilean Central Bank.

Financial Sector

General Overview of Banking System

The following table provides certain statistical information on the financial system:

Chilean Financial System
(in millions of US$, except for percentages)

	As of April 30, 2024
	Assets		Loans		Deposits		Shareholder’s Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private sector banks	367,252	85.4%	337,243	85.3%	180,914	83.6%	30,009	86.8%
Foreign owned private sector banks(2)	2,283	0.5%	1,543	0.4%	569	0.3%	740	2.1%
Private sector total	369,535	85.9%	338,786	85.6%	181,483	83.9%	30,748	88.9%
Banco Estado	60,603	14.1%	56,781	14.4%	34,945	16.1%	3,823	11.1%
Total banks	430,138	100.0%	395,567	100,0%	216,428	100.0%	34,571	100.0%

Notes:

(1)	Corresponds to the “Capital Básico”, which includes capital and reserves.

(2)	Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks. If they were classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks as of April 30, 2024 would be as follows: assets: 41.6%, loans: 41.6%, deposits: 36.7% and shareholders’ equity: 40.6%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source: CMF.

The following table sets forth the total assets of the five largest Chilean private sector banks, state owned Banco Estado and other banks in the aggregate as of the dates indicated:

	As of April 30, 2024
	In billions of Chilean Pesos	Market Share (%)
Banco Santander-Chile	70,805.0	17.4%
Banco del Estado de Chile	57,186.7	14.1%
Banco de Chile	54,779.3	13.5%
Banco de Crédito e Inversiones	82,837.6	20.4%
Banco Itaú Chile	43,988.2	10.8%
Other banks	96,290.1	23.7%
Total Banking System	405,886.9	100.0%

Source: CMF

The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Financial System Indicators
(%)

	As of April 30,
	2023	2024
Return on assets	0.4	0.4
Return on equity	5.4	4.9
Non-performing loans as a percentage of total loans	1.7	1.2
Gross operational margin/assets	0.5	0.6
Operating expenses/operating revenue	117.0	115.5
Operating expenses/average total assets	0.6	0.6
Regulatory capital to risk-weighted assets	n.a.	n.a.

Source: CMF

n.a. = Not available.

Institutional Investors

The principal institutional investors active in Chile (listed by size of investment portfolio, in descending order) are the pension funds, insurance companies and mutual funds.

The following table sets forth the amount of assets of the various types of institutional investors in Chile as of March 31, 2024:

Total Assets of Institutional Investors
(in billions of US$)

	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
As of March 31, 2024	177.3	69.5	61.1	n.a.	n.a.	307.9

Notes:

(1)	Includes international investment funds.

n.a.= Not available

Source: CMF, Superintendency of Pensions.

Public Sector Finances

Fiscal Responsibility Law

Pension Reserve Fund

The table below sets forth the total contribution to, and total withdrawals from, the Pension Reserve Fund (“FRP”) for the four-month period ended April 30, 2024, as well as the total assets of the FRP as of April 30, 2024:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at April 30, 2024 (in millions of US$)
Four-month period ended April 30, 2024	-	-	8,539

Economic and Social Stabilization Fund

The table below sets forth the total contribution to, and total withdrawals from, the FEES for the four-month period ended April 30, 2024, as well as the total assets of the FEES as of April 30, 2024:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at April 30, 2024 (in millions of US$)
Four-month period ended April 30, 2024	-	800	5,055

Public Sector Debt

Central Government External Bonds

As of June 28, 2024, Chile had the following global bonds outstanding:

•	1.625% €1,583,458,000 Notes due January 30, 2025;

•	3.125% US$264,832,000 Notes due March 27, 2025;

•	1.750% €975,280,000 Notes due January 20, 2026;

•	3.125% US$600,788,000 Notes due January 21, 2026;

•	0.100% €1,000,000,000 Notes due January 26, 2027;

•	2.750% US$1,500,000,000 Notes due January 31, 2027;

•	3.240% US$1,793,691,000 Notes due February 6, 2028;

•	0.555% €918,000,000 Notes due January 21, 2029;

•	4.850% US$ 1,700,000,000 Notes due January 22, 2029;

•	1.440% €670,697,000 Notes due February 1, 2029;

•	1.875% €1,273,559,000 Notes due May 27, 2030;

•	2.450% US$1,465,534,000 Notes due January 31, 2031;

•	0.830% €1,954,685,000 Notes due July 2, 2031;

•	2.550% US$1,500,000,000 January 27, 2032;

•	2.550% US$2,250,000,000 July 27, 2033;

•	3.500% US$1,500,000,000 January 31, 2034;

•	4.125% €1,175,688,963 July 5, 2034;

•	4.950% €1,649,852,623 January 5, 2036;

•	1.300% €750,000,000 July 26, 2036;

•	1.250% €1,269,017,000 Notes due January 29, 2040;

•	3.100% US$2,700,000,000 Notes due May 7, 2041;

•	4.340% US$2,000,000,000 Notes due March 27, 2042;

•	3.625% US$330,062,000 Notes due October 30, 2042;

•	3.860% US$1,051,796,000 Notes due June 21, 2047;

•	3.500% US$2,318,357,000 Notes due January 25, 2050;

•	2.550% €1,250,000,000 Notes due January 22, 2051;

•	4.000% US$1,000,000,000 Notes due January 31, 2052

•	3.500% US$1,500,000,000 Notes due April 15, 2053;

•	5.330% US$1,481,658,578 Notes due January 5, 2053;

•	3.100% US$2,000,000,000 Notes due January 22, 2061; and

•	3.250% US$1,000,000,000 Notes due September 21, 2071.

Central Government Internal Bonds

As of June 28, 2024, Chile had the following local bonds outstanding:

•	0.0% Ps. 1,200,000 million treasury bonds due July 15, 2024;

•	0.0% Ps. 1,700,000 million treasury bonds due October 25, 2024;

•	0.0% Ps. 1,348,000 million treasury bonds due November 26, 2024;

•	2.5% Ps. 2,726,200 million treasury bonds due March 1, 2025;

•	4.5% Ps. 1,379,695 million treasury bonds due March 1, 2026;

•	0.0% Ps. 2,715,175 million treasury bonds due May 6, 2027;

•	5.0% Ps. 1,500,000 million treasury bonds due October 1, 2028;

•	2.3% Ps. 850,430 million treasury bonds due October 1, 2028;

•	0.0% Ps. 4,376,510 million treasury bonds due April 1, 2029;

•	4.7% Ps. 4,080,780 million treasury bonds due September 1, 2030;

•	6.0% Ps. 2,050 million treasury bonds due January 1, 2032;

•	3.0% Ps. 4,019,380 million treasury bonds due April 1, 2033;

•	2.8% Ps. 305,515 million treasury bonds due October 1, 2033;

•	6.0% Ps. 3,650 million treasury bonds due January 1, 2034;

•	7.0% Ps. 1,000,000 million treasury bonds due May 1, 2034;

•	5.8% Ps. 1,750,000 million treasury bonds due October 1, 2034;

•	5.0% Ps. 4,120,200 million treasury bonds due March 1, 2035;

•	5.3% Ps. 1,968,410 million treasury bonds due November 1, 2037;

•	6.2% Ps. 1,326,525 million treasury bonds due November 1, 2037;

•	6.0% Ps. 3,397,970 million treasury bonds due January 1, 2043;

•	5.1% Ps. 2,560,565 million treasury bonds due July 15, 2050;

•	4.5% UF 2,005 thousand treasury bonds due August 1, 2024;

•	0.0% UF 41,152 thousand treasury bonds due March 1, 2025;

•	2.6% UF 435 thousand treasury bonds due September 1, 2025;

•	1.5% UF 117,306 thousand treasury bonds due March 1, 2026;

•	3.0% UF 349 thousand treasury bonds due March 1, 2027;

•	3.0% UF 300 thousand treasury bonds due March 1, 2028;

•	0.0% UF 84,565 thousand treasury bonds due October 1, 2028;

•	3.0% UF 458 thousand treasury bonds due March 1, 2029;

•	3.0% UF 1,448 thousand treasury bonds due January 1, 2030;

•	1.9% UF 132,453 thousand treasury bonds due September 1, 2030;

•	3.0% UF 168 thousand treasury bonds due January 1, 2032;

•	0.0% UF 89,700 thousand treasury bonds due October 1, 2033;

•	3.0% UF 178 thousand treasury bonds due January 1, 2034;

•	2.0% UF 150,760 thousand treasury bonds due March 1, 2035;

•	3.0% UF 2,219 thousand treasury bonds due March 1, 2038;

•	3.0% UF 2,676 thousand treasury bonds due March 1, 2039;

•	3.4% UF 24,000 thousand treasury bonds due October 1, 2039;

•	3.0% UF 1,533 thousand treasury bonds due January 1, 2040;

•	3.0% UF 262 thousand treasury bonds due January 1, 2042;

•	3.0% UF 185,460 thousand treasury bonds due January 1, 2044; and

•	2.1% UF 111,704 thousand treasury bonds due July 15, 2050.